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    EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

    Bio-Rad Laboratories, Inc.
    (In thousands, except per share data)

                                                         Three Months Ended     Nine Months Ended
                                                             September 30,         September 30,
                                                           1994        1993      1994        1993
       Computation for Consolidated Statements of Income:

         Net income                                      $ 3,883     $    95    $11,400    $ 3,567
                                                         =======     =======    =======    =======

         Weighted average common shares                    8,086       8,009      8,066      7,982
                                                         =======     =======    =======    =======

         Earnings per share                                $0.48       $0.01      $1.41      $0.45
                                                         =======     =======    =======    =======

     Additional Primary Computation (1):
         Weighted average common shares per above          8,086       8,009      8,066      7,982
         Add-Dilutive effect of outstanding options
              (as determined by the application of
              the treasury stock method)                      79          --         74         --

         Weighted average common shares, as adjusted       8,165       8,009      8,140      7,982
                                                         =======     =======     ======    =======

         Primary earnings per share                        $0.48       $0.01      $1.40      $0.45
                                                         =======     =======     ======    =======

    Fully Diluted Computation (1):
         Weighted average common shares per above          8,086       8,009      8,066      7,982
         Add-Dilutive effect of outstanding options
              (as determined by the application of
              the treasury stock method)                      96          --         91         --

         Weighted average common shares, as adjusted       8,182       8,009      8,157      7,982
                                                         =======     =======     ======    =======

         Fully diluted earnings per share                  $0.47       $0.01      $1.40      $0.45
                                                         =======     =======     ======    =======
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     [FN]
     (1) This calculation is submitted in accordance with Regulation
         S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in
         dilution of less than 3%.